Exhibit 99.3

NONSTATUTORY STOCK OPTION AGREEMENT

OF DONALD E. PANOZ

THIS AGREEMENT, entered into as of February 24, 1997, between GENSIA SICOR INC., a Delaware corporation (the “Company”), and DONALD E. PANOZ (the “Optionee”),

W I T N E S E T H:

WHEREAS, the Company’s Board of Directors desires to provide Optionee with an opportunity to acquire Stock of the Company; and

WHEREAS, the Board has determined that it would be in the best interests of the Company and its stockholders to grant the Nonstatutory Stock Option described in this Agreement to the Optionee;

NOW, THEREFORE, it is agreed as follows:

SECTION 1. GRANT OF OPTION.

On the terms and conditions stated below, the Company hereby grants to the Optionee an option to purchase five hundred thousand (500,000) Shares for the sum of four dollars and 28.8 cents ($4.288) per Share, which is agreed to be one hundred percent (100%) of the Fair Market Value thereof on the Date of Grant. This option is not intended to be an Incentive Stock Option.

SECTION 2. RIGHT TO EXERCISE.

Optionee has the right to exercise the vested portion of this option at any time after vesting in accordance with Section 6 and during the term set forth in Section 6. The Optionee shall exercise this option in accordance with Section 4.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided by the Company and except in the case of transfer by wills or the laws of descent and distribution or pursuant to a qualified domestic relations order, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to sale under execution, attachment, levy or similar process. In considering an exception to this prohibition on transfer, the Company shall consider the registration limitation of SEC Form S-8 and on that basis may in its discretion determine whether to prohibit transferability, permit alternative registration, treat the underlying shares as SEC Rule 144 “restricted stock” or take such other measures as the Company deems appropriate.

SECTION 4. EXERCISE PROCEDURES.

(a) Notice of Exercise. The Optionee or the Optionee’s representative may exercise this option by giving written notice to the Secretary of the Company pursuant to Section 10(c). The notice shall be in the form attached hereto and shall specify the election to exercise this option and the number of Shares for which it is being exercised. The notice shall be signed by the person exercising this option. In the event that this option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. The Optionee or the Optionee’s representative shall deliver to the Secretary of the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the Purchase Price.

(b) Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which this option has been exercised, registered in the name of the person exercising this option, in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship, or in the street name for the benefit of such persons. The Company shall cause such certificate or certificates to be delivered to or upon the order of the person exercising this option.

(c) Withholding Taxes. In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the exercise of this option, the Optionee, as a condition to the exercise of this option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

SECTION 5. PAYMENT FOR STOCK.

The Purchase Price may be paid in cash or by irrevocable directions to a broker approved by the Company to sell or pledge Shares and deliver a portion of the sales or loan proceeds as the purchase price. The purchase price may also be paid with Shares already owned by Optionee.

SECTION 6. VESTING, TERM AND EXPIRATION.

(a) Term. This option shall in any event expire on the date ten (10) years after the Date of Grant; or, if earlier, within 90 days of termination of Optionee’s service on the Company’s Board for reasons other than death or disability. In the event of death or disability this option will expire six months from the date of death or termination of service because of disability.

(b) Vesting. Two hundred thousand (200,000) Shares shall be fully and immediately vested. The remaining three hundred thousand (300,000) Shares shall vest in increments of one hundred thousand (100,000) Shares for each one hundred million dollars ($100,000,000) increase in the Company’s total market capitalization over seven hundred million dollars ($700,000,000). Market capitalization shall be determined by multiplying the number of shares outstanding in each class of common and preferred stock by the Fair Market Value of a share of each such class. Vesting shall be based on increases in Company market capitalization occurring during the term of this option as set forth in 6(a) but prior to February 28, 2000. There is no requirement for vesting that a level of market capitalization be maintained for any specified period of time once the level has been attained. Any portion of the Shares unvested on the earlier of the expiration of the term of the option under 6(a) or February 28, 2000, shall be forfeited.

SECTION 7. LEGALITY OF INITIAL ISSUANCE.

No Shares shall be issued upon the exercise of this option unless and until the Company has determined that:

(a) It and the Optionee have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or system on which Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

SECTION 8. SECURITIES LAW RESTRICTIONS ON TRANSFER.

(a) Restrictions. Regardless of whether the offering and sale of Shares under the Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law or with restrictions imposed by the Company’s underwriters.

(b) Investment Intent at Grant. This Agreement is made with Purchaser in reliance upon Optionee’s representation to the Company, which by Optionee’s acceptance hereof Optionee confirms, that this option and the Stock which Optionee will receive will be acquired with Optionee’s own funds for investment for an indefinite period for Optionee’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Optionee has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Optionee’s property shall at all times be within Optionee’s control. By executing this Agreement, Optionee further represents that Optionee does not have any contract, understanding or agreement with any person to sell, transfer, or grant participation, to such person or to any third person, with respect to any of the Stock.

(c) Administration. Any determination by the Board and its counsel in connection with any of the matters set forth in this Section 8 shall be conclusive and binding on the Optionee and all other persons. The Board shall delegate routine matters of administration to the Board’s Stock Option Committee, provided Optionee shall not participate in any discussion or votes concerning this Agreement.

SECTION 9. SHARES AND ADJUSTMENTS.

(a) General. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spinoff, a reclassification or a similar occurrence, the Board shall make appropriate adjustments in one or both of (i) the number of Shares covered by this option or (ii) the Exercise Price.

(b) Mergers; Consolidations. In the event that the Company is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement may provide for the assumption of outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is the surviving corporation). In the event the Company is not the surviving corporation and the surviving corporation will not assume the outstanding Options, the agreement of merger or consolidation may provide for payment of a cash settlement for exercisable Options equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price and for the cancellation of Options not settled or exercised, in either case without the Optionees’ consent.

(c) Reservation of Rights. Except as provided in this Section 9, the Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of the Shares subject to this option. The grant of this option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a stockholder with respect to any Shares subject to this option until the Optionee or the Optionee’s representative has exercised this option and has received the Shares.

(b) No Employment Rights. Nothing in this Agreement shall be construed as giving the Optionee the right to be retained as an Employee or as a member of the Company’s Board of Directors.

(c) Notice. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or upon deposit with the United States Postal Service, by registered or certified mail, or next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address shown below such party’s signature on this Agreement, or at such other address as such party may designate by 10 days’ advance written notice to the other party to this Agreement.

(d) Entire Agreement. This Agreement and its Exhibits constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(e) Amendment. This Agreement may be amended only by written agreement between the Company and Optionee.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. DEFINITIONS.

(a) “Agreement” shall mean this Nonstatutory Stock Option Agreement.

(b) “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Date of Grant” shall mean February 24, 1997.

(e) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this option, as specified in Section 1.

(f) “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board in good faith. If the Company’s Shares are traded on a national exchange or nationally listed on Nasdaq, Fair Market Value shall be determined by reference to the trading price in effect as of the close of the date for which the Fair Market Value is determined. Such determination shall be conclusive and binding on all persons.

(g) “Purchase Price” shall mean the Exercise Price multiplied by the number of Shares with respect to which this option is being exercised.

(h) “Securities Act” shall mean the Securities Act of 1933, as amended.

(i) “Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

(j) “Stock” shall mean the Common Stock ($.01 par value) of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its officer duly authorized to act on behalf of the Board, and the Optionee has personally executed this Agreement.

OPTIONEE		GENSIA SICOR INC.

By
Donald E. Panoz

Optionee’s Address:		Company’s Address:

9360 Towne Centre Drive
San Diego, CA 92121